UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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IMPERIAL PETROLEUM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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329 MAIN STREET, SUITE 801

EVANSVILLE, IN 47708

Telephone: 812-867-1433         Facsimile: (812) 867-1678

July     , 2006

Dear Shareholder:

It is my pleasure to invite you to Imperial Petroleum, Inc.’s 2006 Annual Meeting of Stockholders. We will hold the meeting on July 20, 2006 at 10:00 a.m., local time, at TLC’s Restaurant located at 3117 N. First Avenue, Evansville, IN 47710. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement and give a report on the Company’s business operations. There will also be time for questions.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement provides information about Imperial Petroleum, Inc. in addition to describing the business we will conduct at the meeting.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please vote your shares using the enclosed proxy card and prepaid return envelope. Simply sign the return card where required, note the number of shares you own and if you will attend the meeting in person, and return the card in the envelope provided to our stock transfer agent, Interwest Transfer Company. Of course, you may also vote your shares in person at the Annual Meeting.

Sincerely,

Jeffrey T. Wilson,
President and Chief Executive Officer

IMPERIAL PETROLEUM, INC.

329 Main Street, Suite 801, Evansville, Indiana 47708

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, July 20, 2006 At 10:00 a.m. Local Time

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting (the “Annual Meeting”) of shareholders of Imperial Petroleum, Inc., a Nevada Corporation (the “Company”) will be held at TLC’s Restaurant located at 3117 N. First Avenue, Evansville, IN 47708 on the above-referenced date and time for the following purposes:

1.	To elect five (5) Directors for a term of one (1) year, as more fully described below.

2.	To approve the Company’s certified public accountants and independent auditors, Briscoe, Burke & Grigsby, LLP for 2006 and to ratify actions for 2005 by the Company’s certified public accountants and independent auditors, Briscoe, Burke & Grigsby, LLP, as more fully described below.

3.	To authorize the increase in authorized shares of common stock for the Company from 50,000,000 to 150,000,000 shares, as more fully described below.

4.	To authorize a reduction in outstanding shares (commonly referred to as a reverse stock split) in the ratio of one (1) share replacing every four (4) shares of common stock outstanding, as more fully described below.

5.	To approve the terms and conditions set forth in a Purchase and Sale Agreement by and between Imperial Petroleum, Inc., as Seller, and Whittier Energy Company and Premier Natural Resources, LLC, as collective Buyer, as more fully described below.

As well as to conduct such other and additional business as may properly come before the Annual Meeting, including any adjournment(s) thereof. Your Board of Directors urges shareholders to vote “FOR” each of Items 1, 2, 3, 4 and 5 and solicits your vote. All of these proposals are more fully described in the Proxy Statement which follows. Only stockholders listed on the Company’s records at the close of business on                     , 2006 are entitled to vote.

By Order of the Board of Directors of

IMPERIAL PETROLEUM, INC.

IMPORTANT—PLEASE READ

Whether or not you expect to attend in person, we urge you to vote your proxy at your earliest convenience by mail using the enclosed postage-paid envelope. This will ensure the presence of a quorum at the Annual Meeting and will save Imperial Petroleum, Inc. the expense of additional solicitation. Sending in your proxy card and voting will not prevent you from voting your shares at the Annual Meeting, or changing your vote, if you desire to do so. It will also help us provide adequate seating if you note that you will attend. Your proxy is revocable at your option in the manner described in the Proxy Statement.

IMPERIAL PETROLEUM, INC.

329 Main Street, Suite 801, Evansville, Indiana 47708

PROXY STATEMENT

For The 2006 Annual Meeting of Shareholders

To Be Held on Thursday, July 20, 2006 at 10:00 a.m., local time

EXPLANATION OF VOTING SECURITIES; QUORUM; VOTING OF SHARES

The Company was incorporated on January 16, 1981 within the State of Nevada. The Company’s principal activity is to operate as a diversified energy and mineral mining company.

The Company currently has 50,000,000 shares of common stock authorized and 44,464,505 shares of common stock outstanding (the “Common Stock”) as of the close of business on             , 2006, which is the record date (the “Record Date”) for purposes of determining the shareholders entitled to notice of, and to vote at, the Annual Meeting of the Company. The Company is traded on the National Association of Securities Dealers (the “NASD”) Over The Counter Bulletin Board Trading System (the “OTCBB”) under the stock symbol of IPTM.OB.

Pursuant to Nevada law and the Company’s Articles of Incorporation, a majority of outstanding Common Stock, represented in person or by Proxy, is required for a quorum to exist. Directors are elected by a plurality vote if a quorum exists. Abstentions and broker non-votes do not have the effect of votes in opposition to a director. Abstentions are also counted towards determining a quorum.

On any matter submitted to the vote of the Shareholders, each holder of Common Stock will be entitled to one vote, in person or by Proxy, for each share of Common Stock held of record on the books of the Company as of the Record Date for the Annual Meeting. A majority of the quorum in attendance will carry any proposal. For a period of at least ten (10) days prior to the Annual Meeting, a complete list of Shareholders entitled to vote at the Annual Meeting may be inspected during ordinary business hours at the Offices of the Company located at 329 Main Street, Suite 801, Evansville, Indiana 47708.

PRINCIPAL HOLDERS OF COMMON STOCK

Except as to those persons listed under the Section that follows entitled Security Ownership By Directors and Executive Officers, management of the Company is not aware of any person who owns, beneficially or of record, more than 5% of the Company’s Common Stock.

SECURITY OWNERSHIP IN THE COMPANY BY DIRECTORS, THE EXECUTIVE OFFICER AND FIVE PERCENT OR GREATER SHAREHOLDERS

The following table sets forth certain information as of the Record Date concerning the direct or indirect (beneficial) ownership of the Company’s outstanding Common Stock by shareholders with more than 5% ownership, the Company’s Directors, the Company’s Executive Officers, and as a group. There is no additional voting, investment power or right to acquire additional shares except as noted in the following table.:

Name and Title	Number of Shares Of Common Stock Beneficially Owned	Percent of Class Beneficially Owned
Jeffrey T. Wilson (1) President, CEO and Director	6,594,816	15.2%

Annalee C. Wilson (2) Director	2,004,661	4.61%

Aaron M. Wilson (3) Director	203,234	0.50%

All Officers and Directors as a Group:	8,802,711	20.25%
5% or Greater Ownership of Company Securities:
Estate of Luther Henderson (4)	2,266,457	5.20%
Taghmen Ventures Ltd (5)	2,750,000	6.30%
RAB Special Situations LP (6)	4,000,000	9.20%
James M. Clements (7)	3,307,500	7.61%

Total officers, directors and 5% shareholders as a Group	21,126,668	48.61%

(1)	The mailing address for Mr. Jeffrey Wilson is 11600 German Pines Drive, Evansville, Indiana 47725. Mr. Wilson’s share ownership is jointly held with his wife, Mrs. Annalee Wilson, who has a separate ownership as set forth in Footnote 2 that follows this footnote. Mr. Wilson also holds 300,000 shares in the Company in trust for his children.
(2)	The mailing address for Mrs. Annalee Wilson is 11600 German Pines Drive, Evansville, Indiana 47725. Mrs. Wilson’s share ownership is jointly held with her husband, Mr. Jeffrey Wilson, who has a separate ownership set forth in Footnote 1 that precedes this footnote. Mrs. Wilson also holds 300,000 shares in the Company in trust for her children.
(3)	The mailing address for Mr. Aaron Wilson is 11600 German Pines Drive, Evansville, Indiana 47725. Mr. Aaron Wilson is the son of Mr. Jeffrey Wilson and Mrs. Annalee Wilson, noted in Footnotes 1 and 2, respectively, above. The stated share ownership includes shares owned in trust by Mr. Aaron Wilson.
(4)	The Executor of Mr. Henderson’s Estate is Mr. Ajit Jhangiani. His mailing address is 5608 Malvey, Suite 104, Fort Worth, Texas 76107.
(5)	The mailing address for Taghmen Ventures, Ltd. Is c/o EFG House, St. Julian’s Avenue, St. Peter Port Guernsey Channel Islands.
(6)	The mailing address for RAB Special Situations, LP is c/o Morgan Stanley, 25 Cabot Square, Third Floor, Canary Wharf, London, United Kingdom 144QA.
(7)	The mailing address for James M. Clements is 5972 Arboles Street, San Diego, CA 92120.

NUMBER OF DIRECTORS; DIRECTOR INFORMATION

The Company’s Articles of Incorporation, as amended, provide that the number of directors of the Company shall consist of not less than three (3) persons. The Company currently has three (3) directors. Proposal 1 of this proxy statement proposes the election of five (5) directors of which three (3) are continuing directors and two (2) nominees will be newly elected. Each director of the Company is elected for a one year term that shall continue until the next Annual Meeting of the Company and until his or her successor shall have been elected and qualified. The Board is not classified and all directors stand for reelection each year.

INFORMATION REGARDING DIRECTOR-NOMINEES WITH TERMS EXPIRING WITH THE CURRENT 2006 ANNUAL SHAREHOLDER MEETING

The persons named below, some of whom are currently incumbent directors of the Company’s Board of Directors and others who are newly elected, will be nominated for election as directors to serve until the 2007 Annual Meeting of Shareholders and until their successors are elected and have qualified. Committee’s participated in by the directors are noted below under the heading Information REGARDING THE BOARD OVERSIGHT AND IT’S COMMITTEES. Votes will be cast in such a way so as to effect the election of all five (5) nominees. The director-nominees are, as follows:

JEFFREY T. WILSON	Company Director Since 1993	Age 52

Director Jeffrey Wilson is the President and Chief Executive Officer of the Company. Mr. Wilson joined the Company in 1993. Previous to joining the Company, Mr. Wilson was Chairman and Chief Executive Officer of LaTex Resources, Inc., an affiliate of the Company, from December 1991. Mr. Wilson was a director and Executive Vice President of Vintage Petroleum, Inc. (“Vintage”) from May 1990 to July 1991. He was Vice President—Production of Vintage from January 1984 to May 1990 and Manager-Acquisitions of Vintage from May 1983 to January 1984. From August 1980 to May 1983, Mr. Wilson was an engineer with Netherland, Sewell & Associates, Inc., a petroleum engineering consulting firm, where his assignments included annual reserve appraisals, reserve acquisition appraisals and field studies. From May 1975 to August 1980, he gained experience in the oil and gas industry with Exxon Company USA in various engineering He holds a Bachelor of Arts degree in Mechanical Engineering from Rose-Hulman Institute of Technology.

ANNALEE C. WILSON	Company Director Since 2001	Age 49

Director Annalee Wilson is a Director of the Company and President of an Affiliate of the Company, HN Corporation. HN Corporation engages in the operation of retail franchise outlets in various retail malls and owns restaurants. She holds an Associate Degree in Nursing from the University of Evansville.

AARON M. WILSON	Company Director Since 2001	Age 27

Director Aaron Wilson is a Director of the Company and the Manager of Operations and a Vice President of HN Corporation. He holds a dual degree in Business Economics and Political Science from the University of Kentucky.

MALCOLM W. HENLEY	Newly Proposed Director	Age 54

Nominee Henley was a former officer of the Company and previously served as a Director from 1996 through 1999. Mr. Henley has over 25 years of experience in the petroleum industry and has been involved in many varied aspects of the industry. He holds a Bachelor of Arts Degree in Business Administration from Oklahoma State University and an Associate Degree in Petroleum Land Technology from Tulsa Junior College.

JAMES M. CLEMENTS	Newly Proposed Director	Age 44

Nominee Clements has extensive experience in financial planning and securities. He is certified as a financial planner and previously held a broker-dealer license issued by the NASD from 1995-2003. He holds a Bachelor of Science degree in financial services from San Diego State University.

NON-DIRECTOR EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth the name and information as of the Record Date concerning non-Director Executive Officers and Significant Employees of the Company and each person’s business experience during the past five (5) years:

Not applicable. There are no other non-director executive officer and/or significant employees at this time.

INFORMATION REGARDING THE BOARD OVERSIGHT AND ITS COMMITTEES

Introduction Regarding Company Boards and Committees. The Company’s Board of Directors and its Committees are described below, in detail. The Board has established several committees (the “Committee(s)”) to assist it in its oversight of the Company’s business operations. Membership on each Committee noted is aligned as much as possible with individual expertise and availability of specific Director’s to serve on the Committee(s) noted. In 2005, none of the noted Committees were fully independent; provided, however, that if Proposal 1 is adopted and the directorship is expanded to include outside directors, the Company believes it will become compliant with all SEC Governance Rules regarding independence of committees.

The Board met in 2005 on a semi-annual basis. Although there is no mandated attendance criteria, all Directors on the Company Board attended at least seventy-five percent (75%) of the total number of respective board meetings and the meetings held by the committees he or she served on. Committee meetings are held as specified below. The following is a description of the Company Board of Directors and important Committees as of the Record Date:

•	Company Board of Directors; Division of Duties. The business of the Company is managed or under the direction of the Company’s Board of Directors. The Company’s Board is responsible for, among other things: (i) strategic planning and development of operating policies; (ii) review and approval of material contracts, oil and gas leases, purchase agreements and other contracts in which the Company may become involved; and (iii) compliance with State and Federal regulations governing the business of oil and gas exploration. There were at least two (2) scheduled Company Board meetings in 2005. The Board also meets, when necessary, by use of unanimous written consent, which is authorized by Nevada law.

•	Audit & Compliance Committee. The Audit Compliance Committee consists of the entire Board of the Company at this time. The Committee is primarily responsible for: (i) oversight of internal and external auditors, including review and discussion of Company financial statements and recommending their adoption by the Board; (ii) assessing the effectiveness of financial reporting and accounting systems, including reviewing applicable accounting standards; (iii) assessing the effectiveness of and implementation of new reporting requirements under regulatory and generally accepted accounting principles; (iv) evaluating the adequacy of the Company’s methodology for maintaining an adequate loan loss reserve; and (vi) engagement of consultants and independent auditors. The Audit & Compliance Committee consists of members who are financially literate and who comply with and are deemed independent. This Committee meets as frequently as may be required.

REPORT OF THE AUDIT COMMITTEE OF THE COMPANY

The purpose of the Audit Committee of the Board of Directors of the Company shall be to assist in Board oversight of (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory matters; (3) the independent auditor’s qualifications and independence; (4) the performance of the Company’s independent auditor’s and internal audit function; and, (5) the Company’s Code of Conduct and Ethics. The following is its Report and the Audit Committee Charter is appended hereto as Appendix A and incorporated herein by this reference:

To The Shareholders of Imperial Petroleum, Inc.:

The Audit Committee of the Company is a standing committee comprised of the entire Board of the Company. It operates under a written charter adopted by the Board of Directors. The charter reflects the introduction of the Sarbanes-Oxley Act of 2002. The Committee annually recommends to the Board of Directors the Company’s independent accountants. That recommendation is subject to ratification by the Company’s stockholders as set forth in this Proxy.

Management is responsible for the Company’s internal control and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards, generally accepted in the United States of America, and issuing a report thereof. As provided in its Charter, the Committee’s responsibilities include the monitoring and oversight of these processes.

Consistent with its Charter responsibilities, the Committee has met and held discussions with management and independent accountants. In this context, management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants, and discussed with the independent accountants matters required to be discussed by the various Statements on Auditing Standards (SAS), and especially SAS 61 (Communication with Audit Committee).

The Company’s independent accountants have also provided to the Committee the written disclosures required by generally accepted standards, and the Committee discussed with the independent accountants that firm’s independence. The Audit Committee has also considered whether the provisions of non-audit services are fully compatible with maintaining the independent accountants’ independence.

Based upon the Committee’s discussions with management and the independent accountants as described in this Report, and the Committee’s review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the financial statements in the information provided to its shareholders and generally available to other parties.

Jeffrey T. Wilson, Chairman

•	Corporate Governance and Compensation Committee. The Corporate Governance and Compensation Committee is composed of the entire Board of the Company. This Committee is responsible for, among other things, review and approval (subject to approval of the entire Board) of: (i) all executive compensation matters; (ii) all director compensation matters; (iii) all stock option plans; (iv) the granting of stock options; (v) executive benefit programs; (vi) the awarding discretionary bonuses; and, (vii) insuring corporate oversight practices. This Committee meets on a regular basis.

REPORT OF THE CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE OF THE COMPANY

The Board of Directors of the Company has delegated to the Corporate Governance/Compensation Committee strategic and administrative responsibility on a broad range of overall compensation, benefits and stock option issues. The following is the report of the Corporate Governance and Compensation Committee and the Corporate Governance and Compensation Committee Charter is appended hereto as Appendix B:

To The Shareholders of Imperial Petroleum, Inc:

The Corporate Governance and Compensation Committee is responsible for the review and reporting to the Board of Directors on all executive compensation matters. It is the Committee’s responsibility to ensure that the Chief Executive Officer, other officers and key management of the Company are compensated in a manner that will attract, motivate and retain the best possible management team for the shareholders of the Company. It is the Committee’s further responsibility to ensure that compensation paid is consistent with the strategic goals of the Company; is based on performance against predetermined goals; is internally equitable and competitive, and is consistent with all regulatory requirements.

The Committee is also responsible for the communication to shareholders regarding the Company’s compensation philosophy and the reasoning behind its compensation policies by producing an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission. This is that report.

The Committee is comprised of the entire Board of the Company. Members are appointed annually by the Board and serve at the pleasure of the Board and for such term or terms as the Board may determine. The Committee meets on a regular basis. Special Meetings of the Committee may be called, if warranted, and actions may be taken by unanimous written consent when deemed necessary or desirable by the Committee or its chairperson. The Committee may invite, consistent with maintaining confidentiality of its discussions, any other person the Committee or its chairperson deems necessary or desirable to assist the Committee in its deliberations.

The Committee reviews the compensation strategy for the Company on an annual basis. The Committee maintains a strategy in place for base salary, bonus (shorter term incentives), equity (longer term incentives) and benefits. The primary goal of the compensation strategy is to insure that the Company has the compensation programs in place to attract, retain and motivate the best possible workforce.

At the executive level, the strategy should ensure that the President and any other members of the executive team are rewarded appropriately for their contributions to the Company’s growth and profitability. The executive compensation strategy is designed to support the Company’s business strategy and be aligned in a manner that is in the best overall interest of shareholders. The Committee annually reviews and approves the individual elements of total compensation for the President, including corporate goals and objectives relevant to the President’s compensation, evaluates the performance of the President in light of those goals and objectives, and sets the President’s compensation level based upon this evaluation. The Committee further reviews and approves the recommendations made by the President on any other executive officers of the Company. The Committee also reviews and approves any severance or similar termination payments proposed to be made to significant officers.

The Committee exercises oversight to ensure that the annual executive incentive compensation plan is administered in a manner consistent with the Company’s compensation strategy. The Committee approves the following plan elements:

•	Participation.

•	Target annual incentive awards.

•	Corporate financial goals.

•	Actual awards paid to the President and any other members of Executive Management.

•	Total funds reserved for payment under the plan.

The Committee also approves before submission to shareholders all new equity-related incentive plans, and administers the Company’s long term incentive programs in a manner consistent with the terms of the plans that are approved. The Committee also reviews with the President any matters relating to significant management succession.

The Committee reviews and approves the Company’s annual salary increase budget and any policy issues related to the administration of the Company’s salary or benefits programs.

The Committee will review and make recommendations to the Board to ensure the adequacy and appropriateness of Director compensation and benefits.

The Committee may retain its own outside experts for advice on any matter under review, as the Committee may deem necessary or appropriate and without seeking approval of the Board or Management.

Jeffrey T. Wilson, Chairman

•	Other Ad Hoc Committees. The Company maintains various ad hoc committees to address specific needs of the Company as necessary. These committees meet as necessary.

EXECUTIVE COMPENSATION

Summary Compensation Table.

The following table sets forth a summary of compensation for services in all capacities to the Company for the following Executive Officers for 2002, 2003, 2004 and 2005 as well as all option grants, if any, made in those years. No other compensation was paid to the persons listed below.

Name and Position	Year	Salary ($)	ANNUAL COMPENSATION		LONG-TERM COMPENSATION Restricted Stock/Shares Underlying / All Other Compensation
			Variable Comp ($)	Other Annual ($)
JEFFREY T. WILSON (1) President:
	2005	125,000	—	—	—
	2004	93,750	—	—	—
	2003	109,500	—	—	—
	2002	118,500	—	—	—

EXPLANATORY NOTES FOR THE ABOVE SUMMARY COMPENSATION TABLE:

1.	Mr. Wilson joined the Company in 1993. Mr. Wilson has received standard prerequisites and/or other personal benefits that did not exceed the lesser of $50,000 or 10% of salary and bonus in each of his years of employment with the Company. Mr. Wilson is currently owed deferred salary in the approximate sum of $140,000 for prior years of service to the Company.

COMPANY INCENTIVE PLANS

The Company does not maintain any stock option, restricted stock or other incentive plans for its Board of Directors or management.

EMPLOYMENT AND OTHER COMPENSATION AGREEMENTS

The Company does not maintain any employment, change-in-control or other compensation agreements.

DIRECTOR COMPENSATION

The Directors serve voluntarily and the Company did not compensate its Directors in 2005.

COMPANY RETIREMENT PLANS

The Company does not maintain any retirement plans for its Board of Director’s or management.

SECTION 16 REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership on Form 3 and subsequent changes in ownership on Forms 4 and 5 with the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers (the “NASD”). Such persons who are subject to Section 16(a) are required to provide the Company with copies of all forms filed.

Based upon the filings made during the fiscal year ended July 31, 2005, and continuing through the Record Date of this Proxy, the Company believes that all requisite filings pursuant to Section 16(a) have each been timely filed.

FIVE-YEAR STOCK PERFORMANCE COMPARISON

The graph below provides a comparison of Imperial Petroleum (OTCBB: IPTM.OB) average share price (vertical axis in cents) in comparison with the stock performance for the S&P 500 Index (^GSPC) and competitors Apollo Resources International, Inc. (OTCBB: AOOR.OB) and Canwest Petroleum Corporation (OTCBB: CWPC.OB), over a period of 2001-2005 (horizontal axis in years). The share price values for ^GSPC are divided by 100. All share price values as of the last trading day of each applicable year.

Five Year Stock Performance Chart

CERTAIN MATERIAL TRANSACTIONS

During 2005, and as of the date this Proxy was finalized, there were no material transactions between the Company and any of the Company Executive Officers, Directors or beneficial owners of 5% or more of the Company’s Common Stock, or the immediate family or through the associates of any of said persons, whether existing or proposed, except as indicated in the following paragraph or elsewhere in this Proxy Statement.

Jeffrey T. Wilson, Chairman, President and Chief Executive Officer of the Company has made various secured loans to the Company which total, in the aggregate, $559,083 in principal as of July 31, 2005. Theses loans are secured by a third mortgage filed against the Company’s assets and the loans have a yearly maturity. The interest rate is fixed at 7.50%, 9.00% and 10.00%, respectively, per annum.

HN Corporation, which is a private retail company owned by Mr. Jeffrey T. Wilson and his wife, Mrs. Annalee Wilson, has made various unsecured loans to the Company from time-to-time. Currently there are no loans outstanding. Annalee Wilson serves as the President of HN Corporation and owns 66.7% of its common stock. Jeffrey T. Wilson serves as the Vice President and Secretary of HN Corporation and owns 33.3% of HN Corporation stock. Director Aaron M. Wilson also serves as a Vice President of HN Corporation. HN Corporation also owns approximately 3.89% of the Company’s issued and outstanding common stock.

2005 ANNUAL REPORT, FORM 10-K AND FORM 10-Q

Appended to this Proxy are the following additional items: (i) the Company’s Annual Report to Stockholders for the fiscal year ended July 31, 2005; (ii) the Company’s latest Form 10-K, which has been previously filed with the SEC; and, (iii) the Company’s latest Form 10-Q, which has been previously filed with the SEC.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Shareholders may submit proposals on matters appropriate for resolution at the 2007 Annual Meeting of the Company, if consistent with Rule 14a-8 promulgated under the Exchange Act, by forwarding said proposal(s) in proper form for receipt no later than October 24, 2006. Each such proposal should be directed to the Chairman, Board of Directors, Imperial Petroleum, Inc., 329 Main Street, Suite 801, Evansville, Indiana 47708.

PROPOSALS 1, 2, 3, 4 AND 5 FOR THE 2006 ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to Proposal 1, current Directors Jeffrey T. Wilson, Annalee C. Wilson, Aaron M. Wilson and new Director-Nominees Malcolm W. Henley and James M. Clements are nominated to a term of one year to serve on the Company’s Board of Director’s.

RECOMMENDED VOTE FOR PROPOSAL 1. The Board of Directors recommends a vote “FOR” the election of all five (5) nominated directors, Jeffrey T. Wilson, Annalee C. Wilson, Aaron M. Wilson, Malcolm W. Henley and James M. Clements, for a term to expire in 2007.

PROPOSAL 2: SELECTION OF AUDITORS FOR 2006;

APPROVAL OF AUDIT AND AUDIT FEES FOR 2005

Pursuant to Proposal 2, and upon recommendation of the Audit Compliance Committee of the Company, the Board of Directors of the Company proposes: (a) that the 2005 audit by the firm of Briscoe, Burke & Grigsby, LLP be accepted as presented and the audit fees of $40,950 be paid and/or ratified; and, (b) that the firm of Briscoe, Burke & Grigsby, LLP be again retained to serve as the Company’s independent public accountants/auditors for 2006 on the terms and conditions agreed upon by the Board of Directors, including compensation in the amount of $23,798. The 2005 financial information regarding the Company and prepared by the firm of Briscoe, Burke & Grigsby, LLP is included within the latest Form 10-K and Form 10-Q appended to this Proxy.

RECOMMENDED VOTE FOR PROPOSAL 2. The Board of Directors recommends a “FOR” vote with regard to the matter of approving the 2005 audit and audit fees for the firm of Briscoe, Burke & Grigsby, LLP as the Company’s certified public accountants and independent auditors and again retaining the firm of Briscoe, Burke & Grigsby, LLP as the certified public accountants and independent auditors for the Company during 2006 on the terms and conditions to be agreed upon by the Board of Directors.

PROPOSAL 3: INCREASE IN AUTHORIZED COMMON STOCK

FROM 50,000,000 SHARES TO 150,000,000 SHARES

Pursuant to Proposal 3, the Board of Directors of the Company proposes to increase the authorized shares (as further described in Article IV of the Company’s Amended Articles of Incorporation) from its current authorized maximum amount of 50,000,000 shares of common stock to an increased authorized maximum amount of 150,000,000 shares of common stock.

The purpose of the increase in authorized shares of common stock is to provide sufficient authorized stock so that it is available for Company purposes in the future. One such possible use of the additional authorized (but as yet unissued) shares of common stock created by approval of this Proposal 3 and Proposal 4 is for the issuance of convertible debt. The Company has retained the investment banker, Empire Financial Group, Inc. to complete a $12 million convertible debt placement upon the completion of the one (1) share for every four (4) shares of common stock reverse stock split detailed in Proposal 4 and the closing of the sale of assets detailed in Proposal 5. The proposed terms of the financing include a coupon rate of nine percent (9%), secured by the oil and gas assets of the Company and convertible into common stock at the greater of $1.60 per share of common stock or at a twenty percent (20%) discount to the average daily trading price of the Company’s common stock. The proposed financing is a “best-efforts” commitment, so there can be no assurance that the financing will be completed. Any actual use of any of the authorized (but currently unissued) shares of common stock would remain, as it has in the past, subject to Board of Director and/or Shareholder approvals as may be required by law and the proposed increase in the number of authorized shares set forth in this Proposal 3 does not preempt the need for such specific approvals.

RECOMMENDED VOTE FOR PROPOSAL 3. The Board of Directors recommends a “FOR” vote with regard to the matter of increasing the authorized common stock of the Company from 50,000,000 shares to 150,000,000 shares.

PROPOSAL 4: TO AUTHORIZE A REDUCTION IN OUTSTANDING SHARES (REVERSE SPLIT) AT THE RATIO OF ONE SHARE FOR EVERY FOUR SHARES

OF COMMON STOCK OF THE COMPANY

Pursuant to Proposal 4, the Board of Directors of the Company proposes a reduction in outstanding shares of common stock (commonly referred to as a reverse split) at the ratio of one (1) share for every four (4) shares of common stock now outstanding.

Fractional shares will be retired in cash based upon the average trading price during the previous five (5) business days of trading prior to the Annual Meeting of the Company’s common stock. If the reverse split is approved, the number of shareholders of record will be reduced by approximately four (4) shareholders. There are no anticipated dilutive aspects that will result to the existing shares of common stock as a result of the approval of Proposal 4.

However, and depending upon the nature and terms of any future transaction, the reverse stock split could enable the Board to render more difficult or discourage any attempt to obtain a controlling interest in the Company involuntarily or to remove the incumbent Board. The reverse stock split may also act to discourage unsolicited takeover attempts which might be potentially desirable to shareholders. In addition, any new issuance of shares of common stock in a public offering or private placement, merger or similar transaction could increase the number of the Company’s outstanding shares, and, if an existing shareholder does not maintain its relative percentage of ownership, could act to dilute the interest of an existing shareholder of the Company.

The Board of Directors is not proposing this reverse stock split in response to any effort to accumulate the Company’s stock or to obtain control of the Company by means of a merger, tender offer or solicitation in opposition to management. In addition, this Proposal 4 is not part of any plan of management to recommend a series of similar amendments to the Board of Directors and the shareholders.

Proposal 4 Table. Comparing The Impact Upon Shares and Shareholders Of The Proposed Reverse Stock Split

BEFORE REVERSE SPLIT OF COMMON STOCK:		AFTER REVERSE SPLIT OF COMMON STOCK:
Shares Authorized:	Shares Issued:	Shares Authorized:	Shares Issued:
50,000,000 Shares	43,464,505 Shares	150,000,000 Shares*	10,866,126 Shares

Approximate Shareholders: 622		Approximate Shareholders: 618

* Assumes Proposal 3 Is Approved

RECOMMENDED VOTE FOR PROPOSAL 4. The Board of Directors recommends a “FOR” vote with regard to the matter of a reduction in outstanding shares (reverse split) at the ratio of one (1) share for every four (4) shares of common stock now outstanding.

PROPOSAL 5: TO AUTHORIZE THE TERMS AND CONDITIONS OF THE PURCHASE AND SALE

AGREEMENT BY AND BETWEEN THE COMPANY, AS SELLER, AND WHITTIER ENERGY COMPANY AND PREMIER NATURAL RESOURCES, LLC, COLLECTIVELY, AS BUYER

Pursuant to Proposal 5, the Board of Directors of the Company proposes the sale of One Hundred Fifty One (151) oil and gas properties located within the States of New Mexico, Texas and Mississippi to a collective buyer, Whittier Energy Company and Premier Natural Resources, LLC, for the anticipated sales price of $15.4 million in cash. The sale represents approximately sixty-nine percent (69%) of the Company’s total assets. The sales price may be subject to normal and customary adjustments as set forth in the Purchase and Sale Agreement governing the sale, including up to a 15.00% reduction in the purchase price for any title defects or environmental issues regarding the oil and gas properties to be sold, and as further discussed below. The Agreement also requires that ten percent (10%) of the purchase price, or $1.54 million, will be held back in an interest-bearing escrow account for a period of at least three (3) months following closing to provide an extended period of time for title review and post-closing adjustments, if any. Should the adjustments become material; the parties have reserved certain rights to cancel the transaction. The parties have made customary representations, warranties and covenants to each other and the transaction is subject to certain closing conditions, including approval by the Shareholders of the Company in the form of the Purchase and Sale Agreement as required by this Proposal 5. Closing regarding the Purchase and Sale Agreement is anticipated to be prior to the Company’s year-end on July 31, 2006. The entire text of the Purchase and Sale Agreement is available in one of the following ways from the Company: (i) at the Internet website of the U.S. Securities and Exchange Commission, as follows: http://www.sec.gov/Archives/edgar/data/355356/ 000035535606000007/k8mayfinal2.txt; or, (ii) upon direct request of the Company by telephone, facsimile or by mailing or delivering a request for the Purchase and Sale Agreement to 329 Main Street, Suite 801, Evansville, Indiana 47708. The facsimile number is (812) 867-1678.

The purpose of the Purchase and Sale Agreement is to generate cash and thereby substantially reduce the outstanding debt of the Company by $15.4 million (less any required adjustments, including up to a 15.00% reduction in the purchase price for any title defects or environmental issues regarding the oil and gas properties to be sold). Sums being escrowed as stated above may not be immediately available to reduce debt.

The Company will continue to operate following the closing of the Purchase and Sale Agreement. Upon closing and completion of the sale, the Company will maintain its operations in Louisiana and South Texas properties and the Company will retain ownership of its royalty package comprised of approximately 280 additional oil and gas properties. The Company will also retain its ‘workover rig’ located in West Texas and will utilize the equipment associated with its ‘workover rig’ as a contractor to third party customers.

It is the Company’s intention, post-closing of the Purchase and Sale Agreement, to further retire debt and fund its on-going acquisition and capital expenditure budget by an infusion of additional capital funding. The Company has retained, on a best efforts basis, the investment banker, Empire Financial Group, Inc, to complete a $12 million convertible debt placement upon the completion of the one (1) share for every four (4) shares of common stock reverse stock split detailed in Proposal 4 and the closing of the sale of assets detailed in Proposal 5. The proposed terms of the financing include a coupon rate of nine percent (9%), secured by the oil and gas assets of the Company and convertible into common stock at the greater of $1.60 per share of common stock or at a twenty percent (20%) discount to the average daily trading price of the Company’s common stock. Such financing is subject to approval of the Board and, to the extent required, the Company.

RECOMMENDED VOTE FOR PROPOSAL 5. The Board of Directors recommends a “FOR” vote with regard to the matter of approval of the terms and conditions of the Purchase and Sale Agreement by and between the Company, as Seller, and Whittier Energy Company and Premier Natural Resources, LLC, as Buyer and authority for the President of the Company to execute all required documentation to implement the Purchase and Sale Agreement.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

If any business not described in the proxy should come before the Annual Meeting for consideration, it is our intention that the shares represented by any proxies we have received be voted in accordance with the best judgment of the Board of Directors. At the time this proxy statement was mailed, we knew of no other matter which might be presented for shareholder action at the meeting.

EXPENSES OF SOLICITATION

The Company will bear the cost of preparing, printing and mailing material in connection with the solicitation of proxies. In addition to mailing material, officers and regular employees of the Company may, without being additionally compensated, solicit proxies personally and by mail, telephone, electronic mail or facsimile. The Company will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for reasonable expenses for forwarding proxy materials to principals and obtaining their proxies.

IMPERIAL PETROLEUM, INC.

Annalee C. Wilson, Corporate Secretary

Evansville, Indiana

June     , 2006

Appendix A

IMPERIAL PETROLEUM, INC.

AUDIT COMMITTEE CHARTER

Organization

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be members of, and appointed by, the board of directors and shall comprise at least two directors, each of whom is independent of management and the Company. Members of the committee shall be considered independent as long as they do not accept any consulting, advisory or other compensatory fee (exclusive of director fees) from the Company and are not an affiliated person of the Company or its subsidiaries, and meet the independence requirements of Rule 10 A-3 under the Securities Exchange Act of 1934. All committee members shall be financially literate and, preferably, at least one member will be a financial expert.

Purpose

The audit committee shall provide assistance to the board of directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community and others relating to: the integrity of the Company’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of Company’s independent auditors; the independent auditor’s qualifications and independence; and the Company’s compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors and management of the Company.

In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties.

Duties and Responsibilities

The primary responsibility of the audit committee is to oversee the Company’s financial process on behalf of the board and report the results of its activities to the board. While the audit committee has the responsibilities and powers set forth in this Charter, it is not the duty of the audit committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior. The following shall be the principal duties and responsibilities of the audit committee. These are set forth as a guide with the understanding that the committee may supplement them as appropriate.

The committee shall be directly responsible for the appointment and termination, compensation and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services prescribed by law or regulation. The committee may delegate pre-approval authority to a member of the audit committee. The decisions of any audit committee member to show pre-approval authority is delegated must be presented to the full audit committee at its next scheduled meeting.

At least annually, the committee shall obtain and review a report by the independent auditors describing:

•	The auditors’ internal quality control procedures.

•	Any material issues raised by the most recent internal quality control review, or peer review, of the auditors or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues.

•	All relationships between the auditors and the Company (to assess the auditor’s independence).

In addition, the committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations.

The committee shall discuss with the independent auditors the overall scope and plans for its audit, including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditor the adequacy and effectiveness of the accounting and financial controls, including the company’s policies and procedures to assess, monitor and manage business risks, and legal and ethical compliance programs. The committee shall meet separately periodically with management and the independent auditors to discuss issues and concerns warranting committee attention. The committee shall provide sufficient opportunity for the independent auditors to meet privately with the members of the committee. The committee shall review with the independent auditor any audit problems or difficulties and management’s response.

The committee shall receive regular reports from the independent auditor on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

The committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor’s report on management assertion.

The committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

The committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s Quarterly Reports on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

The committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including its judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in financial statements. Also the committee shall discuss the results of the annual audit and any other matters required to be communicated by the committee by the independent auditors under generally accepted auditing standards.

The committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The committee shall receive reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

The committee also prepares its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

The committee shall perform and evaluation of its performance at least annually to determine whether it is functioning effectively.

Appendix B

IMPERIAL PETROLEUM, INC.

CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE CHARTER

Purpose

The purpose of the Corporate Governance and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Imperial Petroleum, Inc. (the “Company”) is to identify individuals qualified to become Board members; to recommend to the Board individuals to serve as directors of the Company and on committees of the Board; to advise the Board with respect to Board composition, procedures and committees; to develop, recommend to the Board and annually review a set of corporate governance principles applicable to the Company; to evaluate and make recommendations to the Board with respect to the compensation of Directors; to oversee the evaluation of the Board; and to have such other powers and perform such other duties as the Board may from time to time delegate to it in accordance with Article III of the By-Laws of the Company, as the same shall from time to time be amended.

Duties and Responsibilities

A.	Board and Candidates and Nominees

The Committee shall have the following duties and responsibilities with respect to Board candidates and nominees:

a.	To develop and recommend to the Board director qualification criteria and establish procedures for evaluating the suitability of potential director nominees. Such criteria shall include the possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affair and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or any listing standards. The Committee shall also consider the number of other public company boards on which director candidates and nominees sit in determining eligibility for election.

b.	To actively identify and attract candidates for director and to review potential nominees proposed by management, shareholders or others.

c.	To recommend to the Board the director nominees for election by the shareholders or for appointment by the Board, as the case may be, pursuant to the By-Laws of the Company, which recommendations shall be consistent with the Board’s criteria for selecting new directors.

d.	To review the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a significant change in status, including by not limited to an employment change, and to recommend whether or not the director should be re-nominated.

e.	To review and make recommendation to the Board with regard to length of Board service, director compensation and a retirement polity for members of the Board.

f.	To review and oversee any orientation programs for newly elected members of the Board and continuing director education programs and to assist the Board in the implementation of such programs.

B.	Board of Composition and Procedures

The Committee shall have the following duties and responsibilities with respect to the composition and procedures of the Board as a whole:

a.	To review annually with the Board the composition of the Board as a whole and to recommend, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge,

experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by listing standards.

b.	To review periodically the size of the Board and to recommend to the Board any appropriate changes.

c.	To make recommendation on the frequency, content and structure of Board meeting.

d.	To make recommendation concerning any other aspect of the procedures of the Board that the Committee considers warranted, including but not limited to procedures with respect to the waiver by the Board of any Company rule, guideline, procedure or corporate governance principle.

C.	Board Committees

The following shall be the duties and responsibilities of the Committee with respect to the committee structure of the Board:

a.	To make recommendations to the Board regarding the size and composition of each standing committee of the Board, including the identification of individuals qualified to serve as members of a committee, including the Committee, and to recommend individual directors to fill any vacancy that might occur on a committee, including the Committee.

b.	To monitor the functioning of the committees of the board and to make recommendations for any changes, including the creation and elimination of committees.

c.	To review annually committee assignments and the policy with respect to the rotation of members o the committees and/or chairpersons, and to report any recommendations to the Board.

d.	To recommend that the Board establish such special committees as may be desirable or necessary from time to time in order to address ethical, legal or other matters that may arise. The committee’s power to make such a recommendation under this Charter shall be without prejudice to the right of any other committee of the Board, or any individual director, to make such a recommendation at any time.

D.	Corporate Governance

The following shall be the duties and responsibilities of the Committee with respect to corporate governance:

a.	To develop and review periodically, and at least annually, the Corporate Governance Guidelines adopted by the Board to assure that they are appropriate for the Company and comply with the requirements of any exchange and to recommend any desirable changes to the Board.

b.	To consider any other corporate governance issues that arises from time to time, and to develop appropriate recommendations for the Board.

c.	To review significant shareholder relations issues, corporate political contributions and the Company’s charitable contributions.

E.	Evaluation of the Board

The Committee shall be responsible for overseeing the evaluation of the board as a whole and its committees. The Committee shall establish procedures to allow it to exercise this oversight function.

F.	Investigations and Studies; Outside Advisers

The Committee may conduct or authorize investigations into or studies of mattes within the Committee’s scope of responsibilities, and may retain, at the Company’s expense, such independent counsel or other advisers as it deems necessary. The Committee shall have the sole authority to retain or terminate any firm to be used to identify director candidates and evaluate director compensation, including sole authority to approve a search firm’s fees and other retention terms, such fees to be borne by the Company.

G.	Performance Evaluation

The Committee shall annually conduct an evaluation of its own performance and, in light of this, consider changes in its membership, charter, or procedures. The Committee shall report to the Board the results of its evaluation including recommended charter, membership and other changes.

Composition and Qualifications

The Committee shall be comprised of three or more directors, the exact number to be determined from time to time by resolution of the Board.

Each member of the Committee shall be “independent” as required by applicable listing standards and any other legal requirements as shall from time to time be in effect. The Board of Directors shall, in the exercise of business judgment, determine the “independence” of directors for this purpose.

The Chairman of the Committee shall be designated by a majority vote of the entire Board.

Members of the Committee shall be designated by a majority vote of the entire Board.

Members of the Committee shall be designated annually by a majority vote of the entire Board (after considering any recommendations of the Committee) at the organizational meeting of the Board of Directors held in connection with the annual meeting of shareholders.

Vacancies on the Committee shall be filled by majority vote of the entire Board. By a majority vote of the entire Board, a member of the Committee may be removed.

Structure and Operation

1.	Two members of the Committee shall constitute a quorum. When more than two members are present, the act of a majority of the members present at a meeting at which a quorum is present shall be the act of the Committee, and when only two members are present, the unanimous vote of the two members shall constituted the act of the Committee.

2.	The Committee may form and delegate authority to subcommittees when appropriate.

3.	The Secretary of the Company, or in the absence of the Secretary such person as may be designated by the Chairman of the Committee, shall act as secretary and keep the minutes of all meeting of the Committee.

4.	The Committee shall meet in person or telephonically at least three times a year at such times and places determined by the Chairman of the Committee, with further meetings to occur or actions to be taken by unanimous written consent, when deemed necessary or desirable by the committee or its Chairman.

5.	The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the committee to provide such pertinent information as the Committee requests.

6.	The Chairman of the Committee shall report to the Board at each meeting of the Board the deliberations, actions and recommendations of the Committee since the last Board meeting.

7.	Except as expressly provided in this Charter, the By-laws of the Company or the Company’s Corporate Governance Guidelines, or as required by law, regulation or applicable listing standards, the committee shall establish its own rules of procedure.

IMPERIAL PETROLEUM, INC.

PROXY FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On                         , 2006 at              a.m.

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned appoints the Board of Directors of Imperial Petroleum, Inc. as its agent and proxy to vote on the proposals set forth below in the manner specified. If no contrary instruction is indicated for any proposal, the vote shall be cast in accordance with the recommendation of the Board of Directors. Should any other matters come before the meeting, the Proxy authorizes the vote all of the shares of the undersigned as to such other matters in accordance with the recommendation of the Board of Directors.

The Board of Directors recommends a vote of “FOR” on Proposals 1, 2, 3, 4 and 5.

INSTRUCTIONS

✓    Mark, sign and date your proxy card

✓    Detach your proxy card at the perforations

✓    Return your proxy card in the postage paid envelope provided

ê    DETACH PROXY HERE AND RETURN    ê

IMPERIAL PETROLEUM, INC.

2006 Annual Meeting of Shareholders

Proposal 1: To Approve The Election of Five Directors:

☐  FOR     ☐  AGAINST    ☐  ABSTAIN    ☐  WITHHOLD AUTHORITY FOR (State Name(s) of Director):                         )

Proposal 2: To Approve 2005 Audit and 2006 Auditor Retention:

☐ FOR ☐ AGAINST ☐ ABSTAIN

Proposal 3: To Approve Increase In Authorized Shares of Common Stock:

☐ FOR ☐ AGAINST ☐ ABSTAIN

Proposal 4: To Approve A Reduction In Outstanding Shares of Common Stock:

☐ FOR ☐ AGAINST ☐ ABSTAIN

Proposal 5: To Approve The Sale of 151 Oil and Gas Properties:

☐ FOR ☐ AGAINST ☐ ABSTAIN

Other Business: Although the Board of Directors knows of no additional business, this proxy authorizes the agents and proxies of the undersigned to act on such other business as may come before the meeting, including any adjournments thereof.

SIGN, DATE AND RETURN

I/we hereby ratify and confirm that the Board of Directors of the Company are hereby authorized to vote this proxy and that we revoke all prior proxies. I/we acknowledge receipt of the notice of Annual Meeting and Proxy Statement for this meeting.

Dated:                         , 2006

Signature

Signature of Joint Owner, If Applicable:

Title, If Applicable

I/We:  ☐  will attend  ☐  will not attend the meeting.

ê    DETACH PROXY HERE AND RETURN    ê